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                                                                    Exhibit 99.4

                           FORM OF LETTER TO BROKERS

                             CHARLES & COLVARD, LTD
                             3800 Gateway Boulevard
                                   Suite 310
                            Morrisville, N.C. 27560

                               January    , 2001

To: Securities Dealers, Commercial Banks, Trust Companies, and Other Nominees

   This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the offering by Charles &
Colvard, Ltd. ("Charles & Colvard") of an aggregate of           shares of
Common Stock, no par value per share ("Common Stock"), of Charles & Colvard, at
a subscription price of $    per share of Common Stock (the "Subscription
Price"), pursuant to the exercise of non-transferable subscription rights
initially distributed on January   , 2001 ("Subscription Rights"), to all
holders of record of shares of Charles & Colvard's Common Stock as of the close of business on January 12, 2001 (the "Record Date"). Each Subscription Right represents the basic subscription right to purchase one share of common stock for each share owned as of the Record Date and also carries the right to oversubscribe at the Subscription Price for additional shares of Common Stock (subject to proration if necessary). The Subscription Rights are described in the enclosed prospectus and evidenced by a Subscription Certificate registered in your name or in the name of your nominee.

   We are asking you to contact your clients for whom you hold shares of Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Subscription Rights.

   Enclosed are copies of the following documents:

     1. Prospectus;

     2. Form of Letter from Charles & Colvard to its Stockholders;

     3. Instructions for Use of Charles & Colvard, Ltd. Subscription
  Certificates;

     4. Form of Notice of Guaranteed Delivery; and

     5. Return envelope addressed to First Union National Bank, as Subscription Agent.

Your prompt action is requested. The Subscription Rights will expire at 5:00
P.M., Eastern Standard Time, on February   , 2001 (as it may be extended, the
"Expiration Date").

   To exercise Subscription Rights, properly completed and executed Subscription Certificates and payment in full for all Subscription Rights exercised must be delivered to the Subscription Agent as indicated in the prospectus prior to the Expiration Date, unless the guaranteed delivery procedures described in the prospectus are followed.

   Additional copies of the enclosed materials may be obtained by contacting Mark Hahn, Chief Financial Officer, at (919)-468-0399.

                                          Sincerely,

                                          _____________________________________
                                          Robert S. Thomas, Chief Executive
                                           Officer